EXHIBIT 99.1

For Immediate Release

Contact Information:

Investors:                            Media:
Alan Magleby                            Mary Athridge
(410) 454-5246                            (212)805-6035
amagleby@leggmason.com                    mkathridge@leggmason.com

LEGG MASON APPOINTS CAROL A. “JOHN” DAVIDSON TO ITS BOARD OF DIRECTORS

BALTIMORE, MD - April 30, 2014 - Legg Mason Inc. (NYSE: LM) today announced the appointment of John Davidson, an executive with significant audit and public company experience, to its Board of Directors, effective on May 1, 2014.

Legg Mason also announced that 3 directors will not stand for re-election at the Company’s 2014 Annual Meeting of Stockholders. John T. Cahill will step down as a result of time constraints from other board commitments.   John E. Koerner III informed the Board that he wishes to retire from the Board and Harold L. Adams has reached retirement age under the Company’s Corporate Governance Principles.

Joseph A. Sullivan, President and CEO of Legg Mason, said “John Davidson is a highly strategic and respected executive with deep public company experience. His finance and accounting knowledge are second to none, and his ability to become an active and valued contributor leveraging his experience from the range of industries in which he has worked will be very important. Over the past year, we’ve added significant expertise to our Board ranks, and John’s deep financial background will make him a valuable resource as we continue to build Legg Mason for the future.”

“I want to thank Mr. Adams, Mr. Cahill, and Mr. Koerner for their tremendous service to the Board of Directors during their tenure. Each of them was a valuable resource as we undertook steps to strengthen Legg Mason’s business since I was appointed CEO. Their contributions to Legg Mason’s solid competitive position today were significant and deeply appreciated.”

Mr. Davidson served as Senior Vice President, Controller and Chief Accounting Officer for Tyco International from 2004 until his retirement in September 2012. He joined Tyco to lead the cleanup of its accounting function following their financial reporting scandal and to help restore the Company’s reputation. After leading Tyco through Sarbanes-Oxley compliance, he played a significant role in turning around the Company’s fortunes as evidenced by its stock price and restoration of credibility with investors and the SEC.

Mr. Davidson helped the company spin off two of its largest divisions in 2007: Covidien, the health care business and Tyco Electronics. Afterward, he joined the transition team in a follow-on transaction to merge Tyco’s Flow Control business with filter and pump manufacturer Pentair in a $10 billion deal. Upon closing, the new company retained the name Pentair Ltd., and Mr. Davidson joined the board as a director.  He also serves on the board of DaVita Healthcare Partners Inc., a provider of kidney dialysis and managed care services.

Previously, Mr. Davidson spent seven years at Dell Inc., in positions of increasing responsibility in internal audit, culminating as Vice President, Audit, Risk and Compliance. He spent sixteen years at the Eastman Kodak Company in positions across accounting and auditing and was an accountant at the Schlegel Corporation from 1979 to 1981, after beginning his career at Arthur Anderson & Company. Mr. Davidson holds an accounting degree from St John Fisher College and an MBA from the University of Rochester.

About Legg Mason

Legg Mason is a global asset management firm with $702 billion in assets under management as of March 31, 2014. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).